Exhibit 99.1

Ethan Allen Reports Fiscal Year 2019 and Fourth Quarter Results.

Fiscal 2019 Diluted EPS of $0.96, Adjusted EPS Increase 15.6% and Cash Dividends of $47 Million Increase 59.2%

DANBURY, CT – July 31, 2019 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) today reported financial results for its fiscal year and fourth quarter ended June 30, 2019.

FULL FISCAL YEAR 2019 COMPARED TO PRIOR FISCAL YEAR*

●	Diluted EPS of $0.96 compared with $1.32. Adjusted diluted EPS increased 15.6% to $1.56 compared with $1.35.

●	Generated $55.2 million of cash from operating activities, up from $42.5 million last year.

●	Cash dividends paid of $47.0 million, a 59.2% increase compared with $29.5 million paid in the prior fiscal year.

●

Consolidated net sales of $746.7 million compared with $766.8 million. Retail net sales increased 0.4% to $589.8 million while wholesale net sales decreased to $441.6 million compared with $475.7 million.

●	Total international sales decreased $27.4 million.

●	Consolidated gross margin of 54.8% compared with 54.2%. Adjusted gross margin of 55.1% compared to 54.2%.

●	Consolidated operating margin of 4.5% compared with 6.4%. Adjusted operating margin increased to 7.4% compared with 6.5%.

●	During fiscal 2019, the Company had taken on bank debt of $16.0 million, which was repaid prior to June 30, 2019.

FOURTH QUARTER FISCAL 2019 COMPARED TO FOURTH QUARTER FISCAL 2018*

●	Diluted loss per share amounted to $0.12 on a net loss of $3.3 million. Adjusted diluted EPS increased 7.0% to $0.46 compared with $0.43.

●	Cash provided by operating activities up 47.7% to $10.9 million.

●

Consolidated net sales of $183.9 million compared with $205.6 million. Retail net sales decreased 5.7% to $147.2 million while wholesale net sales decreased to $107.5 million compared with $127.3 million in the prior year fourth quarter.

●	Total international sales decreased $11.6 million.

●	Consolidated gross margin of 54.8% compared with 54.1%. Adjusted gross margin of 55.9% compared to 54.1%.

●	The fourth quarter of fiscal 2019 includes pre-tax charges of $20.5 million related primarily to restructuring actions and asset impairments, which negatively impacted diluted EPS by $0.58.

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “Despite many challenges, fiscal 2019 adjusted EPS increased 15.6%, and the Company generated strong cash flow, which allowed us to increase dividends by 59.2% to $47 million.”

“Sales during the year were impacted by a major decrease of sales in China and weaker retail sales in North America, particularly in Canada, and mostly in the fourth quarter. At the same time, newer areas of our business showed significant growth. We were pleased with a 50.5% increase in orders for the fiscal year from our U.S. government contract business, with a 118.6% increase in total contract sales for the fiscal year resulting from the higher order volume. We are also now operating at our normalized gross margins for the U.S. government program.”

Mr. Kathwari continued, “During the fourth quarter we began consolidating our Old Fort, North Carolina, and Passaic, New Jersey, operations which resulted in restructuring charges of $8.3 million, most of which were non-cash. We also incurred $12.1 million of mostly non-cash impairment charges within our retail segment, primarily related to certain design center long-lived assets. We expect to finalize the sale of our Passaic facility in the first quarter of fiscal 2020 for approximately $12 million.”

“Fourth quarter sales were impacted by reduction of sales in China of $10.0 million and other international also decreased, especially in Canada. Despite lower sales, our adjusted EPS for the quarter increased by 7.0%,” Mr. Kathwari concluded. “We are cautiously optimistic for fiscal 2020 due to continued strengthening of our talent, relevant offerings in place, transformation of our retail network, more efficient manufacturing and logistics, and investments in technology at all levels. In the fall, we plan to introduce a major new marketing campaign. We will continue to maintain focus on doing what is right for our clients, our people and our communities.”

KEY FINANCIAL MEASURES*

(Condensed and Unaudited)
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
GAAP gross profit	$100,787	$111,142	$409,491	$415,964
Adjusted gross profit *	$102,781	$111,142	$411,485	$415,964
GAAP gross margin	54.8%	54.1%	54.8%	54.2%
Adjusted gross margin *	55.9%	54.1%	55.1%	54.2%

GAAP operating income	$(4,649)	$15,907	$33,947	$48,867
Adjusted operating income *	$15,867	$16,150	$55,051	$50,145
GAAP operating margin	(2.5%)	7.7%	4.5%	6.4%
Adjusted operating margin *	8.6%	7.9%	7.4%	6.5%

GAAP Diluted EPS	$(0.12)	$0.42	$0.96	$1.32
Adjusted Diluted EPS *	$0.46	$0.43	$1.56	$1.35

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

FISCAL 2019 FINANCIAL RESULTS

Consolidated

Net sales were $746.7 million for fiscal 2019 compared with $766.8 million in the prior year, a decrease of 2.6%. Retail net sales increased 0.4% while wholesale net sales decreased 7.2%. There was a $27.4 million decrease in international sales in the Company’s combined retail and wholesale segments, which was related to the economic uncertainty surrounding international trade disputes and a slowing global economy. Net sales in China were $22.3 million lower in fiscal 2019 compared to a year ago.

Gross profit was $409.5 million compared with $416.0 million in the comparable prior year period. Consolidated gross margin for fiscal 2019 was 54.8% compared with 54.2%. A price increase earlier in fiscal 2019 improved gross profit, while lower wholesale sales volume negatively impacted gross profit. Retail sales as a percent of consolidated net sales was 79.0% in fiscal 2019 compared with 76.6% in the prior year period, increasing consolidated gross margin. Fiscal 2019 restructuring actions, which included the write-off of inventory, abnormal manufacturing overhead variances and incremental freight and relocation costs, negatively impacted gross profit by $2.0 million and gross margin by 30 basis points.

Operating expenses were $375.5 million compared with $367.1 million or 47.9% of net sales in the comparable prior year period. Included in fiscal 2019 operating expenses were $18.4 million in restructuring and impairment charges.

Operating income was $33.9 million compared with $48.9 million last year. Adjusted operating income was $55.1 million or 7.4% of net sales compared with $50.1 million or 6.5% of net sales in the comparable prior year period. Adjusted operating income growth was from increased U.S. retail sales and lower advertising costs partially offset by reduced wholesale sales.

Income tax expense was $8.2 million compared with $12.7 million a year ago. The fiscal 2019 effective rate was 24.1% compared with 25.9% in the prior year. The lower effective tax rate in fiscal 2019 was the result of the tax rate changes from the Tax Cuts and Jobs Act of 2017.

Net income was $25.7 million or $0.96 per diluted share compared with $36.4 million or $1.32 per diluted share in the prior year comparable period. Adjusted net income was $41.6 million or $1.56 per diluted share in fiscal 2019 compared with $37.3 million or $1.35 per diluted share a year ago.

Retail Segment

Net sales were $589.8 million compared with $587.5 million in the prior year comparable period, an increase of 0.4%. Comparative net sales were $574.5 million versus $579.0 million a year ago. There was a 1.2% increase in net sales in the U.S., while sales from the Canadian design centers decreased 17.3%, primarily due to higher tariffs and regional economic conditions in Canada during fiscal 2019.

Total written orders for the retail segment were down 1.4% compared with the same period last year, and comparable design center written orders were down 2.7% over the same period.

Operating loss was $10.5 million, a decline from an operating loss of $1.7 million over the same prior year period, driven primarily by restructuring and impairment charges of $12.1 million. Adjusted operating income was $2.1 million or 0.4% of net sales, an increase compared with an operating loss of $1.5 million or -0.3% of net sales for the same prior year period due to higher net sales of 0.4% and a 110-basis point increase in gross margin.

Wholesale Segment

Net sales of $441.6 million compared with $475.7 million in the prior year, a decrease of 7.2%. The lower net sales were primarily due to a $22.3 million decline in sales to China and an $18.3 million reduction in sales to the Company’s North American independent retail network. Partially offsetting these declines was growth in contract sales, which grew $19.5 million, primarily due to higher sales from the GSA contract.

Operating income of $42.5 million compared with $48.5 million a year ago, largely due to lower sales volumes and restructuring and impairment charges, which included $2.0 million within cost of goods sold and $6.3 million within operating expenses. Adjusted operating income was $51.0 million or 11.5% of net sales compared with $49.5 million or 10.4% of net sales for the same prior year period. Lower national television advertising costs and improved adjusted gross margins in case goods and home accents drove adjusted operating income up 2.9% year over year.

FISCAL 2019 FOURTH QUARTER FINANCIAL RESULTS

Consolidated

Net sales were $183.9 million compared with $205.6 million for the same prior year period, a decrease of 10.5%. Net sales during the just completed fourth quarter were negatively impacted by an $11.6 million decrease in consolidated international net sales, primarily due to $10.0 million in lower sales in China and a weaker retail environment, which reduced written and delivered retail sales by 4.0% and 5.7%, respectively.

Gross profit was $100.8 million compared with $111.1 million for the prior year period. Consolidated gross margin for the quarter was 54.8% compared with 54.1% for the prior year period. Adjusted gross margin, which excludes restructuring costs from the previously announced plans to further optimize the Company’s manufacturing and logistics operations, was 55.9%. Retail sales, as a percentage of total consolidated net sales, was 80.0% compared with 75.9% in the prior year fourth quarter, which contributed to increasing consolidated gross margin.

Operating expenses were $105.4 million compared with $95.2 million or 46.3% of net sales in the same prior year period. The increase was primarily due to restructuring and impairment charges and higher occupancy and retail management costs partially offset by lower national television advertising costs. Excluding the restructuring and impairment charges of $18.4 million, operating expenses in the current fiscal year fourth quarter were down 8.5% to 47.3% of net sales.

Operating loss was $4.6 million or -2.5% of net sales compared with operating income of $15.9 million or 7.7% of net sales in the prior year period. Adjusted operating income was $15.9 million or 8.6% of net sales compared with $16.2 million or 7.9% of net sales for the same prior year period. Benefits from lower national television advertising costs and a higher gross margin were partially offset by higher occupancy and retail management expenses.

Income tax benefit on the operating loss was $1.5 million in the current year fourth quarter compared with income tax expense of $4.7 million a year ago. The effective rate in the current fourth quarter was 31.0% compared with 29.0% last year. The inability to utilize certain deferred tax assets due to the reported operating loss resulted in a higher effective tax rate of 31.0% in the current year quarter.

Net loss was $3.3 million or -$0.12 per diluted share compared with net income of $11.5 million or $0.42 per diluted share in the prior year comparable period. Adjusted net income was $12.2 million or $0.46 per diluted share compared with $11.6 million or $0.43 per diluted share a year ago.

Retail Segment

Net sales were $147.2 million compared with $156.0 million in the prior year comparable period, a decrease of 5.7%. Comparative net sales were $143.1 million versus $153.6 million a year ago. There was a 5.6% decrease in net sales in the U.S., while sales from the Canadian design centers decreased 8.3%.

Total written orders for the retail segment were down 4.0% compared with the same period last year, and comparable design center written orders were down 5.2% over the same period.

Operating loss was $10.6 million, a decline from operating income of $4.6 million over the same prior year period, driven primarily by restructuring and impairment charges of $12.1 million. Adjusted operating income was $1.6 million or 1.1% of net sales, a decrease compared with $4.8 million or 3.1% of net sales for the same prior year period due to higher occupancy and retail management costs.

Wholesale Segment

Net sales of $107.5 million compared with $127.3 million in the prior year quarter, a decrease of 15.6%. The lower net sales were primarily due to a reduction in international sales, especially to China as well as a reduction in sales to the Company’s North American retail network. Contract sales increased 88.1% for the current year quarter.

Operating income of $6.3 million compared with $11.5 million a year ago, largely due to lower sales volumes and restructuring actions. Adjusted operating income was $14.7 million or 13.6% of net sales compared with $11.5 million or 9.1% of net sales for the same prior year period.

Balance Sheet and Cash Flow

Total cash and cash equivalents of $20.8 million decreased $1.5 million from June 30, 2018. Cash provided by operations totaling $55.2 million during fiscal 2019 were partially offset by the payment of $47.0 million in cash dividends, including a special dividend of $1.00 per share paid in January 2019 and capital expenditures of $9.1 million.

Inventories of $162.4 million was comparable to the balance of $163.0 million at June 30, 2018.

Total debt of $1.0 million was comparable to $1.7 million a year ago. At June 30, 2019 and 2018, total debt consisted only of capital lease obligations for certain machinery and equipment.

Capital expenditures were $9.1 million during fiscal 2019, a decrease of $3.4 million compared to the $12.5 million spent a year ago. In fiscal 2019 approximately 65% of capital expenditures related to opening new and relocating design centers in desirable locations with the remaining 35% for new machinery and equipment at the Company’s manufacturing plants and corporate assets.

Cash Dividends totaled $47.0 million, which represented the regular quarterly cash dividends of $0.19 per share (consistent with the prior fiscal year) as well as the special dividend of $1.00.

Property, plant and equipment totaled $245.2 million, a decrease of $22.7 million due to depreciation and amortization of $19.6 million and impairment charges of $13.0 million partially offset by capital expenditures of $9.1 million.

OPTIMIZATION OF MANUFACTURING AND LOGISTICS

During April 2019 the Company announced plans to further improve its vertically integrated operations with a number of initiatives including converting its case goods manufacturing plant in North Carolina to a state-of-the-art distribution center, consolidating case goods manufacturing to its Vermont and other plants, adding an 80,000 square foot addition to one of its upholstery plants and moving distribution operations from New Jersey to North Carolina. In connection with these actions, the Company recorded pre-tax restructuring, impairment, and other related charges during the fourth quarter of fiscal 2019 totaling $8.3 million, which consisted of $3.1 million in non-cash asset impairments, $2.8 million in employee severance, $2.0 million in inventory write-offs and manufacturing variances and $0.4 million of other associated costs, including freight and relocation expenses. As of June 30, 2019, approximately 380 employee positions were eliminated due to these actions.

RETAIL SEGMENT IMPAIRMENT CHARGES

During the fourth quarter of fiscal 2019 the Company recorded $12.1 million of impairment charges within the retail segment. Approximately $9.9 million was a non-cash impairment charge for long-lived assets held primarily at a number of retail design centers. An additional $2.2 million represented remaining contractual obligations under leased space that was exited during the fiscal 2019 fourth quarter.

DIVIDEND INCREASE

On July 25, 2019, the Company announced that its Board of Directors had declared a regular quarterly cash dividend of $0.21 per share, which will be payable to shareholders of record as of Thursday, October 10, 2019, and will be paid on Friday, October 25, 2019. The $0.21 per share dividend, a 10.5% increase, reflects the continued strengthening of the Company’s balance sheet.

CONFERENCE CALL

Ethan Allen will host an analyst conference call today, July 31, 2019 at 5:00 PM (Eastern Time) to discuss its financial results. The analyst conference call will be webcast live from the “Events and Presentations” page at http://www.ethanallen.com/investors. The following information is provided for those who would like to participate:

●     U.S. Participants:                     844-822-0103

●     International Participants:      614-999-9166

●     Conference passcode:            6977039

An archived recording of the call will be made available for at least 60 days on the Company’s website referenced above.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 design centers in the United States and abroad. Ethan Allen owns and operates six manufacturing facilities including three manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor / Media Contact:

Corey Whitely
Executive Vice President, Administration, Chief Financial Officer and Treasurer
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are not prepared in accordance with GAAP. The Company uses non-GAAP financial measures including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial measures presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent management's beliefs and assumptions concerning future events based on information currently available to the Company relating to its future results. Such forward-looking statements are identified in this press release and the related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “may,” “continue,” “project,” “target,” “outlook," "forecast," “guidance," and similar expressions and the negatives of such forward-looking words. These forward-looking statements are subject to management decisions and various assumptions about future events and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risks and uncertainties including, but not limited to: competition from overseas manufacturers and domestic retailers; anticipating or responding to changes in consumer tastes and trends in a timely manner; the ability to maintain and enhance the brand, marketing and advertising efforts and pricing strategies; changes in global and local economic conditions that may adversely affect consumer demand and spending, the manufacturing operations or sources of merchandise and international operations; changes in U.S. policy related to imported merchandise; an economic downturn; potentially negative or unexpected tax consequences of changes to fiscal and tax policies; the number of manufacturing and logistics sites; fluctuations in the price, availability and quality of raw materials; environmental, health and safety requirements; product safety concerns; disruptions to the Company’s technology infrastructure (including cyber-attacks); increasing labor costs, competitive labor markets and the continued ability to retain high-quality personnel and risks of work stoppages; loss of key personnel; its ability to obtain sufficient external funding to finance operations and growth; access to consumer credit; the effect of operating losses on its ability to pay cash dividends; additional impairment charges that could reduce profitability; the ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; results of operations for any quarter are not necessarily indicative of the Company’s results of operations for a full year; and possible failure to protect its intellectual property.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date of this press release. Other than as required by law, the Company undertakes no obligation to update or revise its forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Ethan Allen Interiors Inc.
Selected Financial Data
(Unaudited)
($ in millions, except per share data)

Selected Consolidated Financial Data
	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Net sales	$183.9	$205.6	$746.7	$766.8
Gross margin	54.8%	54.1%	54.8%	54.2%
Adjusted gross margin	55.9%	54.1%	55.1%	54.2%
Operating income (loss)	$(4.6)	$15.9	$33.9	$48.9
Adjusted operating income *	$15.9	$16.2	$55.1	$50.1
Operating margin	(2.5%)	7.7%	4.5%	6.4%
Adjusted operating margin *	8.6%	7.9%	7.4%	6.5%
Net income (loss)	$(3.3)	$11.5	$25.7	$36.4
Adjusted net income *	$12.2	$11.6	$41.6	$37.3
Effective tax rate	31.0%	29.0%	24.1%	25.9%
Diluted EPS	$(0.12)	$0.42	$0.96	$1.32
Adjusted diluted EPS *	$0.46	$0.43	$1.56	$1.35
Cash flows from operating activities	$10.9	$7.4	$55.2	$42.5
Capital expenditures	$2.1	$3.4	$9.1	$12.5
Acquisitions	$0.0	$6.3	$0.5	$6.3
Cash dividends paid	$5.1	$5.2	$47.0	$29.5

Selected Financial Data by Segment
	Three Months Ended June 30,		Twelve Months Ended June 30,
Retail	2019	2018	2019	2018
Net sales	$147.2	$156.0	$589.8	$587.5
Gross margin	46.0%	44.5%	45.4%	44.3%
Operating margin	(7.2%)	2.9%	(1.8%)	(0.3%)
Adjusted operating margin *	1.1%	3.1%	0.4%	(0.3%)

Wholesale
Net sales	$107.5	$127.3	$441.6	$475.7
Gross margin	31.1%	32.9%	31.7%	32.3%
Adjusted gross margin *	33.0%	32.9%	32.1%	32.3%
Operating margin	5.9%	9.1%	9.6%	10.2%
Adjusted operating margin *	13.6%	9.1%	11.5%	10.4%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Ethan Allen Interiors Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2019	2018	2019	2018
Net sales	$183,918	$205,582	$746,684	$766,784
Cost of sales	83,131	94,440	337,193	350,820
Gross profit	100,787	111,142	409,491	415,964
Selling, general and administrative expenses	87,056	95,235	357,164	367,097
Restructuring and impairment charges	18,380	-	18,380	-
Operating income (loss)	(4,649)	15,907	33,947	48,867
Interest (expense), net of interest income	(150)	249	(87)	200
Income (loss) before income taxes	(4,799)	16,156	33,860	49,067
Income tax expense (benefit)	(1,489)	4,678	8,162	12,696
Net income (loss)	$(3,310)	$11,478	$25,698	$36,371

Per share data
Basic earnings per common share:
Net income (loss) per basic share	$(0.12)	$0.43	$0.96	$1.33
Basic weighted average common shares	26,711	26,878	26,695	27,321

Diluted earnings per common share:
Net income (loss) per diluted share	$(0.12)	$0.42	$0.96	$1.32
Diluted weighted average common shares	26,758	27,323	26,751	27,625

Comprehensive income (loss)
Net income (loss)	$(3,310)	$11,478	$25,698	$36,371
Other comprehensive income
Foreign currency translation adjustments	165	(1,969)	520	(2,040)
Other	(11)	(12)	(76)	(51)
Other comprehensive income (loss), net of tax	154	(1,981)	444	(2,091)
Comprehensive income (loss)	$(3,156)	$9,497	$26,142	$34,280

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$20,824	$22,363
Accounts receivable, net	14,247	12,364
Inventories, net	162,389	163,012
Prepaid expenses and other current assets	18,830	16,686
Total current assets	216,290	214,425

Property, plant and equipment, net	245,246	267,903
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Deferred income taxes	2,108	1,688
Other assets	1,579	1,289
Total ASSETS	$510,351	$530,433

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$35,485	$33,288
Customer deposits	56,714	61,248
Accrued compensation and benefits	21,327	18,926
Short-term capital lease obligations	550	584
Other current liabilities	8,750	7,214
Total current liabilities	122,826	121,260

Long-term capital lease obligations	516	1,096
Deferred income taxes	1,069	4,159
Other long-term liabilities	22,011	20,048
Total LIABILITIES	$146,422	$146,563

Shareholders' equity:
Ethan Allen Interiors Inc. shareholders' equity	$363,866	$383,731
Noncontrolling interests	63	139
Total shareholders' equity	363,929	383,870
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$510,351	$530,433

Ethan Allen Interiors Inc.
Design Center Activity
(Unaudited)

		Company
	Independent	Owned	Total
Balance at March 31, 2019	161	142	303
Additions (1)	4	2	6
Closings (1)	(7)	0	(7)
Balance at June 30, 2019	158	144	302

U.S.	40	138	178
International	118	6	124

(1) There were two relocations during the fourth quarter of fiscal 2019.

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

Financial measures in accordance with U.S. GAAP including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted below. Ethan Allen uses these adjusted financial measures, both in presenting its results to stockholders and the investment community, and in its internal evaluation and management of the business. The Company believes that these adjusted financial measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that management uses to gauge progress in achieving its goals. Adjusted measures may also facilitate comparisons to Ethan Allen’s historical performance.

(Unaudited)
(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2019	2018	2019	2018
Consolidated Gross Profit / Gross Margin
GAAP Gross profit	$100,787	$111,142	$409,491	$415,964
Adjustments (pre-tax) *	1,994	-	1,994	-
Adjusted gross profit *	$102,781	$111,142	$411,485	$415,964
GAAP gross margin	54.8%	54.1%	54.8%	54.2%
Adjusted gross margin *	55.9%	54.1%	55.1%	54.2%

Consolidated Operating Income / Operating Margin
GAAP Operating income (loss)	$(4,649)	$15,907	$33,947	$48,867
Adjustments (pre-tax) *	20,516	243	21,104	1,278
Adjusted operating income *	$15,867	$16,150	$55,051	$50,145

Net sales	$183,918	$205,582	$746,684	$766,784
GAAP Operating margin	(2.5%)	7.7%	4.5%	6.4%
Adjusted operating margin *	8.6%	7.9%	7.4%	6.5%

Net Income / Diluted EPS
GAAP Net income (loss)	$(3,310)	$11,478	$25,698	$36,371
Adjustments, net of related tax effects *	15,490	169	15,934	935
Adjusted net income	$12,180	$11,647	$41,632	$37,306
Diluted weighted average common shares	26,758	27,323	26,751	27,625
GAAP Diluted EPS	$(0.12)	$0.42	$0.96	$1.32
Adjusted diluted EPS *	$0.46	$0.43	$1.56	$1.35

Wholesale Operating Income / Operating Margin
Wholesale GAAP operating income	$6,300	$11,542	$42,481	$48,499
Adjustments (pre-tax) *	8,354	-	8,498	1,035
Adjusted wholesale operating income *	$14,654	$11,542	$50,979	$49,534

Wholesale net sales	$107,454	$127,258	$441,551	$475,731
Wholesale GAAP operating margin	5.9%	9.1%	9.6%	10.2%
Adjusted wholesale operating margin *	13.6%	9.1%	11.5%	10.4%

Retail Operating Income / Operating Margin
Retail GAAP operating income (loss)	$(10,612)	$4,566	$(10,529)	$(1,738)
Adjustments (pre-tax) *	12,162	243	12,606	243
Adjusted retail operating income *	$1,550	$4,809	$2,077	$(1,495)

Retail net sales	$147,160	$156,033	$589,829	$587,502
Retail GAAP operating margin	(7.2%)	2.9%	(1.8%)	(0.3%)
Adjusted retail operating margin *	1.1%	3.1%	0.4%	(0.3%)

* Adjustments to reported U.S. GAAP financial measures including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three Months Ended		Twelve Months Ended
(In thousands)	June 30,		June 30,
	2019	2018	2019	2018
Inventory write-downs and manufacturing overhead costs	$1,994	$-	$1,994	$-
Adjustments to gross profit	$1,994	$-	$1,994	$-

Restructuring charges, including inventory write-downs	$8,324	$-	$8,324	$-
Impairment of long-lived assets, including lease exit costs	12,050	-	12,050	-
Contingent legal claim	-	-	-	500
Retail acquisitions and other exit costs	142	243	730	778
Adjustments to operating income	$20,516	$243	$21,104	$1,278
Early debt extinguishment	-	-	-	67
Adjustments to income before income taxes	$20,516	$243	$21,104	$1,345
Related income tax effects (1)	(5,026)	(74)	(5,170)	(410)
Adjustments to net income	$15,490	$169	$15,934	$935

(1)	Calculated using an effective tax rate of 24.5% in fiscal 2019 and 30.5% in fiscal 2018.